                                                                     EXHIBIT 5.1



                      ----------------------------------

                          AGREEMENT AND PLAN OF MERGER

                -----------------------------------------------


                                     AMONG

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.,


                             SNTL ACQUISITION CORP.

                                      AND

                          PAC RIM HOLDING CORPORATION



                        Dated as of September 17, 1996,

                               TABLE OF CONTENTS
                               -----------------

PAGE
----
ARTICLE 1 - THE MERGER............................................  1
        1.1   The Merger..........................................  1
        1.2   The Closing.........................................  1
        1.3   Effective Time......................................  2

ARTICLE 2 - CERTIFICATE OF INCORPORATION AND BYLAWS
            OF THE SURVIVING CORPORATION..........................  2
        2.1   Certificate of Incorporation........................  2
        2.2   Bylaws..............................................  2

ARTICLE 3 - DIRECTORS AND OFFICERS OF THE SURVIVING
            CORPORATION...........................................  2
        3.1   Directors...........................................  2
        3.2   Officers............................................  2

ARTICLE 4 - CONVERSION OF PAC RIM COMMON STOCK....................  3
        4.1   Conversion of Pac Rim Common Stock..................  3
        4.2   Exchange of Certificates Representing Pac Rim
              Common Stock........................................  3
        4.3   Dissenting Shares...................................  3
        4.4   Warrants............................................  4
        4.5   Definitions.........................................  4
        4.6   Exchange of Certificates Representing Pac Rim
              Common Stock........................................  5
        4.7   Dissenting Shares...................................  6

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PAC RIM.............  7
        5.1   Existence; Good Standing; Corporate Authority;
              Compliance With Law.................................  7
        5.2   Authorization, Validity and Effect of Agreements....  8
        5.3   Capitalization......................................  8
        5.4   Subsidiaries........................................  9
        5.5   Other Interests..................................... 10
        5.6   No Violation........................................ 10
        5.7   SEC Documents....................................... 11
        5.8   Litigation.......................................... 11
        5.9   Absence of Certain Changes.......................... 12
        5.10  Taxes............................................... 12
        5.11  Certain Employee Plans.............................. 15
        5.12  Labor Matters....................................... 16
        5.13  No Brokers.......................................... 16
        5.14  Fairness Opinion.................................... 16
        5.15  Liens............................................... 16
        5.16  Leased Real Property................................ 17
        5.17  Environment Matters................................. 17
        5.18  Intellectual Property............................... 18
        5.19  Powers of Attorney; Guarantees...................... 18
        5.20  Related Party Transactions.......................... 18
        5.21  Information in Proxy Statements..................... 19

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF PARENT
            AND MERGER SUB........................................ 19
        6.1   Existence; Good Standing; Corporate Authority;
              Compliance With Law................................. 19
        6.2   Authorization, Validity and Effect of Agreements.... 19
        6.3   No Violation........................................ 19
        6.4   Interim Operations of Merger Sub.................... 20

        6.5   Financing............................................20
        6.6   No Brokers...........................................20
        6.7   Fairness Opinion.....................................21
        6.8   Surviving Corporation After the Merger...............21
        6.9   No Ownership of Company Capital Stock................21
        6.10  Information in Proxy Statement.......................21

ARTICLE 7 - COVENANTS..............................................21
        7.1   Acquisition Proposals................................21
        7.2   Conduct of Businesses................................21
        7.3   Meeting of Stockholders..............................25
        7.4   Filings; Other Action................................26
        7.5   Inspection of Records; Access........................27
        7.6   Publicity............................................27
        7.7   Proxy Statement......................................27
        7.8   Further Action.......................................28
        7.9   Expenses.............................................28
        7.10  Indemnification and Insurance........................28
        7.11  Certain Benefits.....................................30
        7.12  Restructuring of Merger..............................31
        7.13  Additional Agreements; Best Efforts..................32

ARTICLE 8 - CONDITIONS.............................................32
        8.1   Conditions of Each Party's Obligation to Effect
              the Merger...........................................32
        8.2   Conditions to Obligations of Pac Rim to Effect the
              Merger...............................................33
        8.3   Conditions to Obligation of Parent and Merger Sub to
              Effect the Merger....................................33

ARTICLE 9 - TERMINATION............................................34
        9.1   Termination by Mutual Consent........................34
        9.2   Termination by Either Parent or Pac Rim..............34
        9.3   Termination by Pac Rim...............................35
        9.4   Termination by Parent................................35
        9.5   Effect of Termination and Abandonment................36
        9.6   Extension; Waiver....................................36

ARTICLE 10 - LIQUIDATED DAMAGES AND BREAKUP FEE....................36
        10.1  Payment of Liquidated Damages by Parent..............36
        10.2  Payment of Liquidated Damages by Pac Rim.............37
        10.3  Payment of Breakup Fee By Pac Rim....................37

ARTICLE 11 - GENERAL PROVISIONS....................................37
        11.1  Nonsurvival of Representations, Warranties and
              Agreements...........................................37
        11.2  Notices..............................................37
        11.3  Assignment; Binding Effect; Benefit..................38
        11.4  Entire Agreement.....................................39
        11.5  Amendment............................................39
        11.6  Governing Law........................................39
        11.7  Venue................................................39
        11.8  Counterparts.........................................39
        11.9  Headings.............................................39
        11.10 Interpretation.......................................39
        11.11 Waivers..............................................40
        11.12 Incorporation of Exhibits............................40
        11.13 Severability.........................................40
        11.14 Enforcement of Agreement.............................40
        11.15 Subsidiaries.........................................40
        11.16 Material Adverse Effect..............................41

        11.17 Attorney's Fees......................................41
        11.18 Performance by Merger Sub............................41

SCHEDULE 7.11(e) Severance Program.................................43
      Exhibit A Certificate of Incorporation of SNTL
      Acquisition Corporation......................................45
      Exhibit B Bylaws of SNTL Acquisition Corp....................46
      Exhibit C Series A Convertible Debentures and Series
      1, 2 and 3 Detachable Warrant Purchase Agreement.............47

      Exhibit D Option.............................................48
      Exhibit E Series 3 Warrant Surrender Agreement...............49
      Exhibit F Chase Manhattan Bank Commitment Loan Letter........50
      Exhibit G Executed Insurance Partners Stock
      Purchase Agreement...........................................51
      Exhibit H Voting Agreement...................................52
      Exhibit I Compensation Plan for Senior Management Plan.......53
      Exhibit J 1996 Annual Incentive Plan Plan Document...........54
      Exhibit K Stanley Braun Employment Agreement and
      Amendments Thereto...........................................55

                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of September 17, 1996, by and among SUPERIOR NATIONAL INSURANCE GROUP, INC., a California corporation ("Parent"), SNTL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and PAC RIM HOLDING CORPORATION, a Delaware corporation ("Pac Rim"), with reference to the following recitals:

                                R E C I T A L S

     A. The Boards of Directors of Parent and Pac Rim each have determined that a business combination between Parent and Pac Rim is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits and, accordingly, have agreed to effect the merger provided for herein upon the terms and subject to the condition set forth herein.

     B. Parent, Merger Sub and Pac Rim desire to make certain representations, warranties, covenants and agreements in connection with the merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1
                                   ---------

                                   THE MERGER
                                   ----------

     1.1  The Merger.  Subject to the terms and conditions of this Agreement,
          ----------
at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Pac Rim in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Pac Rim shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL").

     1.2  The Closing. Subject to the terms and conditions of this Agreement,
          -----------
the closing of the Merger ("the "Closing") shall take place at the offices of Barger & Wolen LLP, 515 South Flower Street, 34th Floor, Los Angeles, California 90071 at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as Parent and Pac Rim may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3  Effective Time.  If all the conditions to the Merger set forth in
          --------------
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


                                   ARTICLE 2
                                   ---------

      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION
      --------------------------------------------------------------------

     2.1  Certificate of Incorporation.  The Certificate of Incorporation of
          -------------------------------
Merger Sub (a copy of which is attached hereto as Exhibit A) in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law.

     2.2  Bylaws. The Bylaws of Merger Sub (a copy of which is attached hereto
          ------
as Exhibit B) in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.


                                   ARTICLE 3
                                   ---------

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION
              ---------------------------------------------------

     3.1  Directors.  The directors of Merger Sub immediately prior to the
          ---------
Effective Time shall be the directors of the Surviving Corporation as of the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     3.2  Officers.  The officers of Merger Sub immediately prior to the
          --------
Effective Time shall be the officers of the Surviving Corporation as of the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE 4
                                   ---------

                     CONVERSION OF PAC RIM COMMON STOCK AND
                     --------------------------------------
                        OPTIONS; DEBENTURES AND WARRANTS
                        --------------------------------

     4.1  Conversion of Pac Rim Common Stock.  (a)  At the Effective Time, each
          ----------------------------------
share of the common stock, $0.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $0.01 par value, of the Surviving Corporation.

      (b) At the Effective Time, each share of the common stock, $0.01 par value, of Pac Rim (the "Pac Rim Common Stock") issued and outstanding immediately prior to the Effective Time, other than the Dissenting Shares (as defined below), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of "Merger Price Per Share" (as defined in Section 4.5(c) hereof), without interest except for that certain interest payable under Section 9.2 hereof, which interest shall be distributed pro rata on a per share basis.

      (c) As a result of the Merger and without any action on the part of the holders thereof, all shares of Pac Rim Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Pac Rim Common Stock shall thereafter cease to have any rights with respect to such shares of Pac Rim Common Stock, except the right to receive the Merger Price Per Share upon the surrender of such Certificate.

      (d) Each share of Pac Rim Common Stock issued and held in Pac Rim's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

     4.2  Convertible Debentures. At the Effective Time and in accordance with
          ----------------------
the terms of the certain Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrant Purchase Agreement of even date herewith, a copy of which is attached hereto as Exhibit C (the "Purchase Agreement"), the holders of the Convertible Debentures (as defined in Section 5.3 hereof) shall be entitled to receive consideration in an amount equal to the number of shares of Pac Rim Common Stock issuable upon conversion of the Convertible Debentures pursuant to the "Debenture/Purchase Agreement" (as defined in Section 5.3 hereof) multiplied by the Merger Price Per Share. All amounts payable under this Section 4.2 shall hereinafter be referred to as the "Debenture Consideration."

     4.3  Options.  At the Effective Time, each holder of a then outstanding
          -------
"In The Money Option" (as defined in Section 4.5(a) hereof) to purchase shares of Pac Rim Common Stock under the Pac Rim Holding Corporation 1987 Stock Option Plan (the "1987 Plan") and the Pac Rim Holding Corporation 1988 Stock Option Plan (the "1988 Plan") (the 1987 Plan and 1988 Plan, collectively, the "Pac Rim Stock Option Plans") shall, in settlement thereof, receive from Pac Rim for each share of Pac Rim Common Stock subject to such option an amount (subject to applicable withholding tax) in cash equal to the excess of the Merger Price Per Share over the per share exercise or strike price of such option as of the Effective Time, multiplied by the total number of shares of Pac Rim Common Stock issuable upon the exercise of such option (such amount being hereinafter referred to as the "Option Consideration"). At the Effective Time, each In The Money Option shall be cancelled and converted into the right to receive Option Consideration. The surrender of an In The Money Option shall be deemed a release of any and all rights the holder had or may have had in respect of such option. Each "Out Of The Money Option" (as defined in Section 4.5(g) hereof) shall be cancelled without consideration.

     4.4  Warrants.  At the Effective Time, each holder of a then outstanding
          --------
"In The Money Warrant" (as defined in Section 4.5(a) hereof) to purchase shares of Pac Rim Common Stock pursuant to the terms of the Debenture/Warrant Agreement shall, in settlement thereof and pursuant to the terms of the Purchase Agreement, receive from Pac Rim for each share of Pac Rim Common Stock subject to such warrant an amount in cash equal to the excess of the Merger Price Per Share over the per share exercise or strike price of such warrant as of the Effective Time (after adjustment of the exercise or strike price, if applicable, under the Debenture/Warrant Agreement), multiplied by the total number of shares issuable upon the exercise of such warrant (such amount being hereinafter referred to as the "Warrant Consideration"). At the Effective Time, each In The Money Warrant shall be cancelled and converted into the right to receive Warrant Consideration. The surrender of a warrant shall be deemed a release of any and all rights the holder had or may have had in respect of such warrant. Each Out Of The Money Warrant (as defined in Section 4.5(h) hereof) shall be cancelled without consideration. All amounts payable under this Section
4.4 shall hereinafter be referred to as the Warrant Consideration.

     4.5  Definitions. The following terms shall, when used in this Agreement,
          -----------
have the following meanings:

      (a) "In The Money Option" means an option issued under the Pac Rim Stock Option Plans whose exercise price per share as of the Effective Time is less than the Merger Price Per Share.

      (b) "In The Money Warrant" means a warrant issued pursuant to the Debenture-Purchase Agreement whose exercise price per share as of the Effective Time is less than the Merger Price Per Share.

      (c) "Preliminary Merger Price Per Share" is $54,021,032 (the "Purchase Price") plus the aggregate exercise price for the In The Money Options and In The Money Warrants divided by the "Deemed Number of Shares" (as defined in
Section 4.5(e) hereof).

      (d) "Merger Price Per Share" shall be the Preliminary Merger Price Per Share rounded to the nearest $0.0025. In no event will the Merger Price Per Share cause the amounts calculated pursuant to Sections 4.1, 4.2, 4.3 and 4.4 hereof to exceed $54,021,032 in the aggregate, subject to the effect of rounding discussed in the preceding sentence.

      (e) "Deemed Number of Shares" is the actual number of outstanding shares of Pac Rim Common Stock as of the Effective Time plus the number of shares of Pac Rim Common Stock into which the Convertible Debentures may be converted plus the total number of shares of Pac Rim Common Stock that would be issued upon exercising all of the In The Money Options and In The Money Warrants outstanding as of the Effective Time.

      (f) "Out Of The Money Options" means all options issued under the Pac Rim Stock Option Plans that are not In The Money Options.

      (g) "Out Of The Money Warrants" means all warrants issued under the Debenture/Purchase Agreement that are not In The Money Warrants.

     4.6  Exchange of Certificates Representing Pac Rim Common Stock.
          ----------------------------------------------------------

      (a) On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent, which shall be Parent's paying and transfer agent (the "Exchange Agent"), for the benefit of the holders of shares of Pac Rim Common Stock and to settle the In The Money Options, for payment in accordance with this Article 4, $54,021,032 less that Debenture Consideration, the Warrant Consideration, and any amounts attributable to the Dissenting Shares (as hereinafter defined), such amount being hereinafter referred to as the ("Exchange Fund"), to be paid pursuant to this Section 4.6 in exchange for outstanding shares of Pac Rim Common Stock and pursuant to Section
4.3 upon settlement of the In The Money Options.

     (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery of such Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Price Per Share hereunder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, in cash, the product of (x) the Merger Price Per Share and (y) the number of shares of Pac Rim Common Stock represented by such Certificates so surrendered by such holder, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Pac Rim Common Stock which is not registered in the transfer records of Pac Rim, the Exchange Agent may condition payment hereunder upon the surrender of the Certificate representing such Pac Rim Common Stock to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of Pac Rim of the shares of Pac Rim Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for payment in accordance with the procedures set forth in this Article 4.

     (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of Pac Rim nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Pac Rim who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Purchase Price in respect of each share of Pac Rim Common Stock that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (e) None of Parent, Pac Rim, the Exchange Agent or any other person shall be liable to any former holder of shares of Pac Rim Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Price Per Share as provided in Section 4.6(a), deliverable in respect thereof pursuant to this Agreement.

     4.7  Dissenting Shares.
          -----------------

      (a) Notwithstanding anything in this Agreement to the contrary, shares of Pac Rim Common Stock which are held by any recordholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL ("the Dissenting Shares") shall not be converted into the right to receive the Merger Price Per Share hereunder but shall become the right to receive such consideration as may be determined due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect, or shall have withdrawn or lost, his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Price Per Share in accordance with this Article 4, without interest. Notwithstanding anything contained in this Section 4.7, if (i) the Merger is rescinded or abandoned or (ii) if the stockholders of Pac Rim revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall be the only obligor with respect to and shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

      (b) Pac Rim shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by Pac Rim and any other related instruments served pursuant to the DGCL and received by Pac Rim, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Pac Rim shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands.


                                   ARTICLE 5
                                   ---------

                   REPRESENTATIONS AND WARRANTIES OF PAC RIM
                   -----------------------------------------

          Except as set forth in the disclosure letter delivered by or on behalf of Pac Rim to Parent at or prior to the execution hereof in form and substance satisfactory to Parent (the "Pac Rim Disclosure Letter") and except to the extent qualified by Section 11.16(b) hereof, Pac Rim represents and warrants to Parent as of the date of this Agreement as follows:

     5.1  Existence; Good Standing; Corporate Authority; Compliance With Law.
          ------------------------------------------------------------------
Pac Rim is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Pac Rim is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Pac Rim has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Pac Rim's "Subsidiaries" (as defined in Section 11.15 hereof) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification. The Pac Rim Disclosure Letter sets forth the states in which Pac Rim and its Subsidiaries are incorporated and licensed or qualified to do business. Neither Pac Rim nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal. Neither Pac Rim nor any of its Subsidiaries is in violation of any law, ordinance, governmental rule or regulation to which Pac Rim or any Pac Rim Subsidiary or any of their respective properties or assets is subject. Pac Rim and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted. The copies of Pac Rim's Certificate of Incorporation and Bylaws previously delivered to Parent are true and correct.

     5.2  Authorization, Validity and Effect of Agreements.
          ------------------------------------------------

      (a) Pac Rim has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of at least seventy percent (70%) in the aggregate of (i) the issued and outstanding shares of Pac Rim Common Stock and
(ii) the number of shares of Pac Rim Common Stock into which the outstanding Convertible Debentures (as hereinafter defined) may be converted, voting together, the consummation by Pac Rim of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Pac Rim, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

      (b) The provisions of Section 203 of the DGCL do not apply to the transactions contemplated by this Agreement.

     5.3  Capitalization.  The authorized capital stock of Pac Rim consists
          --------------
of 35,000,000 shares of Pac Rim Common Stock, and 500,000 shares of preferred stock (the "Pac Rim Preferred Stock"). As of August 31, 1996, there were 9,528,200 shares of Pac Rim Common Stock issued and outstanding and no shares of Pac Rim Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of Pac Rim have been issued, except pursuant to the Pac Rim Stock Option Plans. All options outstanding under the Pac Rim Stock Option Plans and the exercise price and vesting status thereof (assuming a Closing occurs) is set forth in Exhibit D. In addition, pursuant to the terms of that certain Agreement to Purchase Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants dated as of April 15, 1994, as amended (the "Debenture/Warrant Agreement"), Pac Rim has issued and outstanding (i) TWENTY MILLION AND /NO//100 DOLLARS ($20,000,000.00) aggregate amount of its eight percent (8%) Series A Convertible Debentures (the "Convertible Debentures");
(ii) 1,500,000 detachable warrants each exercisable at the price of $2.50 for one share of Pac Rim Common Stock (the "Series 1 Warrants"); (iii) 1,500,000 detachable warrants each exercisable at the price of $3.00 for one share of Pac Rim Common Stock (the "Series

2 Warrants"); and (iv) 800,000 detachable warrants each exercisable at the price of $3.50 for one share of Pac Rim Common Stock (the "Series 3 Warrants"). The Series 1 Warrants, Series 2 Warrants and Series 3 Warrants shall be referred to, collectively, as the "Warrants." The Series 3 Detachable Warrant Surrender Agreement attached hereto as Exhibit E and the Purchase Agreement will transfer, if consummated, title to all the outstanding Warrants and Convertible Debentures.

      Except as set forth above, Pac Rim has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Pac Rim on any matter. All such issued and outstanding shares of Pac Rim Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement, the Pac Rim Stock Option Plans, the Convertible Debentures and the Warrants, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Pac Rim or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Pac Rim or any of its Subsidiaries. As of June 30, 1996, 12,487,730 shares of Common Stock were reserved for issuance and are issuable upon or otherwise deliverable in connection with options outstanding under the Pac Rim Stock Option Plans, the Convertible Debentures and the Warrants; since that date, no options have been granted under the Pac Rim Stock Option Plans, no new option plans have been authorized or adopted and no new warrants or convertible debenture with respect to the Common Stock have been issued. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of Pac Rim or the Surviving Corporation pursuant to any Pac Rim Benefit Plans (as defined in Section 5.11). There are no outstanding obligations of Pac Rim or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Pac Rim Common Stock, any capital voting securities or securities convertible into or exchangeable for capital stock or voting securities of Pac Rim. No shares of Pac Rim Common Stock are held in the Pac Rim Benefit Plans.

     5.4  Subsidiaries.  Pac Rim owns directly or indirectly each of the
          ------------
outstanding shares of capital stock of each of Pac Rim's Subsidiaries. Each of the outstanding shares of capital stock of each of Pac Rim's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Pac Rim free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Subsidiary of Pac Rim is set forth in the Pac Rim Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

     5.5  Other Interests.  Except for interests in the Pac Rim Subsidiaries
          ---------------
and The Pacific Rim Assurance Company's (the "Assurance Company") interest in its wholly-owned subsidiary, Regional Benefits Insurance Services, Inc., a California corporation, neither Pac Rim nor any Pac Rim Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

     5.6  No Violation. Neither the execution and delivery by Pac Rim of this
          ------------
Agreement nor the consummation by Pac Rim of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the respective certificates of incorporation or bylaws (or similar governing documents) of Pac Rim or its Subsidiaries; (ii) except as disclosed in the Pac Rim Reports (as defined in Section 5.7), result in a breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, or accelerate vesting under, any of its existing Pac Rim Stock Option Plans, or any grant or award made under any of the foregoing other than accelerated vesting of outstanding options under stock option agreements in existence on the date hereof with certain employees of Pac Rim or any of its Subsidiaries by reason of, in whole or in part, the consummation of the Merger; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Pac Rim or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Pac Rim or any of its Subsidiaries is a party, or by which Pac Rim or any of its Subsidiaries or any of their properties is bound or affected; (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Pac Rim or any of its Subsidiaries or any of their respective properties or assets; or (v) other than the filings provided for in Article 1, certain federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), state insurance law (including California Insurance Code Sections 1215 et seq.), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

     5.7  SEC Documents.  Pac Rim has delivered to Parent each registration
          -------------
statement, report, proxy statement or information statement prepared by it since December 31, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the years ended December 31, 1993, 1994 and 1995, (ii) its Quarterly Report on Form 10-Q for the periods ended March 31 and June 30, 1996, and (iii) its Proxy Statements for the Annual Meeting of Stockholders held in 1994, 1995 and on July 10, 1996, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Pac Rim Reports"), which constitute all such Reports that were required to be filed during such period. As of their respective dates, the Pac Rim Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Pac Rim included in or incorporated by reference into the Pac Rim Reports (including the related notes and schedules) fairly presents the consolidated financial position of Pac Rim and the Pac Rim Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Pac Rim included in or incorporated by reference into the Pac Rim Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Pac Rim and the Pac Rim Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as reflected or reserved against or disclosed in the financial statements of Pac Rim (and the notes thereto) included in the Pac Rim Reports and incurred subsequent to June 30, 1996 in the ordinary course of business consistent with past practice, neither Pac Rim nor any of its Subsidiaries has any liabilities, of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether required to be recorded or reflected on a balance sheet (or the notes thereto) under generally accepted accounting principles. Except as described in the Pac Rim Disclosure Letter, since June 30, 1996, neither Pac Rim nor any Subsidiary of Pac Rim has incurred any liabilities other than liabilities which have been incurred in the ordinary course of business consistent with past practice.

     5.8  Litigation.  Except as disclosed in the Pac Rim Reports filed with
          ----------
the SEC prior to the date hereof and as otherwise set forth in this Section 5.8, neither Pac Rim nor its Subsidiaries have been notified that any governmental investigations are being conducted with respect to their respective properties, assets, permits or licenses, and there are no actions, suits or proceedings pending against Pac Rim or the Pac Rim Subsidiaries or, to the knowledge of Pac Rim, threatened against Pac Rim or the Pac Rim Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Pac Rim Reports filed with the SEC prior to the date hereof, neither Pac Rim nor any of its Subsidiaries are subject to any outstanding order, writ, injunction or decree which, would prevent or delay the consummation of the transactions contemplated hereby. The California Department of Insurance (the "California Department") is currently conducting a triennial examination of the Assurance Company and the Assurance Company was named as a defendant in the following actions: (1) NPI Medical Group, et al. v. State Compensation Insurance Fund, et al., Case No. BC 116099, Superior Court of the State of California, Los Angeles County; and (2) FWHC Medical Group, et al.
v. State Compensation Insurance Fund, et al, Case No. BC 089361, Superior Court of the State of California, Los Angeles County.

     5.9  Absence of Certain Changes. Since June 30, 1996, each of Pac Rim and
          --------------------------
its Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (i) any event or changes with respect to Pac Rim and its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any repurchase, redemption or other acquisition by Pac Rim or its Subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, Pac Rim or any of its Subsidiaries, (iii) any change in its accounting principles, practices or methods or (iv) any event or changes or action taken which would constitute a breach of Section 7.2 of this Agreement if it had occurred or been taken after the date hereof; provided, however, this Section 5.9(iv) shall not apply to subsections (c) or
(e) of Section 7.2.

     5.10  Taxes.
           -----

      (a)  Filing of Tax Returns.  Pac Rim (including, for purposes of this
           ---------------------
Section 5.10, each of its Subsidiaries from time to time) has timely filed with the proper taxing or other governmental authorities all returns (including, without limitation, information returns and other tax-related information) in respect of Taxes (as such term is defined in Section 5.10(e)) required to be filed through the date hereof. Such returns and information filed are, to the knowledge of Pac Rim, complete, correct and accurate in all respects. Pac Rim has delivered to Parent complete and accurate copies of all of Pac Rim's federal, state and local Tax returns filed for its taxable years ended 1991 through 1994. Pac Rim has not filed any federal, state or local tax returns for its taxable years ended December 31, 1995 and 1996, or has delivered to Parent complete and accurate copies of all such returns that have been filed for such taxable years.

      (b)  Payment of Taxes.  All Taxes for which Pac Rim is shown as owing on
           ----------------
any Tax return for any period or portion thereof ending on or before the Closing Date, shall have been paid, or an adequate reserve (in conformity with generally accepted accounting principles applied on a consistent basis and in accordance with Pac Rim's past custom and practice) has been established therefor, and Pac Rim has no liability (whether or not due and payable) for Taxes in excess of the amounts so paid or reserves so established. All Taxes that Pac Rim has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authority. Pac Rim had, as of December 31, 1995, a net operating loss carryover of $2,676,000 for federal income tax purposes (the "NOL").

      (c)  Audit History. Except as set forth in the Pac Rim Disclosure Letter:
           -------------

           (i) No deficiencies for Taxes or adjustments to the NOL of Pac Rim have been claimed, proposed or assessed by any taxing or other governmental authority.

           (ii) There are no pending or, to the best of Pac Rim's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Pac Rim, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes of Pac Rim.

           (iii) All audits of federal, state and local returns for Taxes by the relevant taxing or other governmental authority have been completed for all periods.

           (iv) Pac Rim has not been notified in writing that any taxing or other governmental authority intends to audit a return for any other period.

           (v) No extension of a statute of limitations relating to Taxes is in effect with respect to Pac Rim.

      (d)  Tax Elections.  Except as set froth in Pac Rim Disclosure Letter:
           -------------

           (i) There are no material elections with respect to Taxes affecting Pac Rim.

           (ii) Pac Rim has not made an election and is not required to treat any asset of Pac Rim as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code of 1986, as amended (the "Code"), or under any comparable state or local income Tax or other Tax provision.

           (iii) Pac Rim is not a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity.

           (iv) Pac Rim has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local law apply to any disposition of any asset owned by it.

      (e)  Additional Tax Representations. Except as set forth in the Pac Rim
           ------------------------------
Disclosure Letter:

           (i) There are no liens for Taxes (other than for Taxes not yet delinquent upon the assets of Pac Rim).

           (ii) Pac Rim has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, nor has Pac Rim or any present or former Subsidiary of Pac Rim, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law.

           (iii) Pac Rim has not made, requested or agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable year.

           (iv) Pac Rim is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
      Section 280G of the Code or would require payment of any amount as to which a deduction may be denied under Section 162(m) of the Code.

           (v) Pac Rim is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal, state, local or foreign Tax purposes.

           (vi) Pac Rim has prepared and made available to Parent all of Pac Rim's books and working papers that clearly demonstrate the income and activities of Pac Rim for the last full reporting period ending prior to the date hereof.

           (vii) Pac Rim has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

     (f)  Definition of Taxes. For purposes of this Agreement, the term "Taxes"
          -------------------
shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, income, estimated income, gross receipts, profits, occupation, franchise, capital stock, real or personal property, sales, use, value added, transfer, license, commercial rent, payroll, employment or unemployment, social security, disability, withholding, alternative or add-on minimum, customs, excise, stamp or environmental taxes, and further including all interest, penalties and additions in connection therewith for which Pac Rim may be liable.

     5.11  Certain Employee Plans.
           ----------------------

      (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case maintained or contributed to for the benefit of employees of Pac Rim or any of its Subsidiaries (all the foregoing being herein called the "Pac Rim Benefit Plans"), individually and in the aggregate, no event has occurred, and to the knowledge of Pac Rim or any of its Subsidiaries, there exists no condition or set of circumstances, in connection with which Pac Rim or any of its Subsidiaries could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA or any other applicable law.

      (b) With respect to the Pac Rim Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, established in accordance with generally accepted accounting principles, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Pac Rim or any of its Subsidiaries. Pac Rim has not been nor is it currently obligated under any multi-employer plans as defined in ERISA.

      (c) Except as required by applicable law, neither Pac Rim nor any of its Subsidiaries provides any health, welfare or life insurance benefits to any of their former or retired employees.

      (d)  Except for changes due to increases in the length of employment,
Schedule 5.11(d) of the Pac Rim Disclosure Letter lists the employees of Pac Rim and its Subsidiaries who are eligible for severance benefits and the amounts that would be due such employees if they were terminated as of July 24, 1996.

     5.12  Labor Matters.
           -------------

      (a) Neither Pac Rim nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Pac Rim, threatened against Pac Rim or its Subsidiaries relating to their business. To the knowledge of Pac Rim, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Pac Rim or any of its Subsidiaries.

      (b) Pac Rim has delivered to Parent copies of all employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other agreements, plans or arrangements with respect to compensation of the employees or arrangements with respect to compensation of the employees of Pac Rim and its Subsidiaries (the "Compensation Arrangements") and, to the extent required by applicable regulation, all Compensation Arrangements are described in the Pac Rim Reports.

     5.13  No Brokers.  Pac Rim has not entered into any contract, arrangement
           ----------
or understanding with any person or firm which may result in the obligation of Pac Rim or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Pac Rim has retained Salomon Brothers Inc. ("Salomon"), whose fees and expenses will be paid by Pac Rim, as its financial advisor to render a fairness opinion with respect to the Purchase Price, which arrangement has been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangement, Pac Rim is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

     5.14  Fairness Opinion. Pac Rim has received the opinion of Salomon to the
           ----------------
effect that the consideration to be received in the Merger by the stockholders of Pac Rim is fair to such stockholders from a financial point of view.

     5.15  Liens. Other than liens, mortgages, security interests, pledges and
           -----
encumbrances which do not materially interfere with Pac Rim's or any of its Subsidiaries' use and enjoyment of their property or assets or diminish or detract from the value thereof, neither Pac Rim nor any of its Subsidiaries has granted, created or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral, assignment, lien (statutory or otherwise), encumbrance or security agreement of any kind or nature whatsoever.

     5.16  Leased Real Property.  Neither Pac Rim nor any Subsidiary owns any
           --------------------
real property. The Pac Rim Disclosure Letter sets forth a list of all of the leases and subleases (the "Real Property Leases") under which, as of the date hereof, Pac Rim or any of its Subsidiaries has the right to occupy space. Pac Rim has heretofore delivered to the Parent a true, correct and complete copy of all of the Real Property Leases, including all amendments thereto. All Real Property Leases and leases pursuant to which Pac Rim or any of its Subsidiaries leases personal property from others are valid, binding and enforceable in accordance with their terms; neither Pac Rim nor any Subsidiary has received notice of any default by Pac Rim or any Subsidiary under any Real Property Lease; there are no existing defaults, or any condition or event which with the giving of notice or lapse of time would constitute a default, by any party to the Real Property Leases.

     5.17  Environmental Matters.  Attached to the Pac Rim Disclosure Letter
           ---------------------
are copies of all environmental audits or other studies or reports that Pac Rim has in its possession, which were prepared by third parties to assess Hazardous Material (as hereinafter defined) risks at any site or facility owned or leased presently or within the last three (3) years by Pac Rim or any of its Subsidiaries (a "Site"). Pac Rim and each of its Subsidiaries is in compliance with all, and has no liability under, any Environmental Laws (as defined below). Neither Pac Rim nor any of its Subsidiaries has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such Environmental Laws either now or any time during the past three (3) years. There are no facts or circumstances which Pac Rim reasonably expects could form the basis for the assertion of any Claim (as defined below) against Pac Rim or any of its Subsidiaries relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under any Environmental Laws.

     For purposes of this Section 5.17, the following terms shall have the following meanings:

           (a) "Hazardous Materials" shall mean asbestos, petroleum products, underground tanks of any type and all other materials now or hereafter defined as "hazardous substances," "hazardous wastes," "toxic substances" or "solid wastes," or otherwise now or hereafter listed or regulated pursuant to (collectively, the "Environmentally Laws"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
     (S)9601 et seq., and any amendments thereto; the Resource Conservation and
             -- ---
     Recovery Act, 42 U.S.C. (S)6901 et seq., and any amendments thereto; the
                                     -- ---
     Hazardous Materials Transportation Act, 49 U.S.C. (S)1801 et seq.; and any
                                                               -- ---
     other similar federal, state or local statute, regulation, ordinance, order, decree, or any other law, common law theory or reported decision of any state or federal court, as now or at any time hereafter in effect, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material.

           (b) "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against Pac Rim or any of its Subsidiaries.

     5.18  Intellectual Property. The Pac Rim Disclosure Letter identifies all
           ---------------------
registered trademarks, copyrights and patents owned or licensed by Pac Rim and its Subsidiaries as of the date hereof. To Pac Rim's best knowledge, Pac Rim or its Subsidiaries own, or are licensed or otherwise have adequate right to use, all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, know-how, technology, trade secrets and other proprietary information (collectively, the "Intellectual Property") which are material to the conduct of the business of Pac Rim and its Subsidiaries. Neither Pac Rim nor any of its Subsidiaries have received any written claims by any person, and neither Pac Rim nor any of its Subsidiaries has asserted a claim against any person, with respect to any of the Intellectual Property owned or used by Pac Rim or its Subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which Pac Rim or any Subsidiary is a party.

     5.19  Powers of Attorney; Guarantees.  Neither Pac Rim nor any of its
           ------------------------------
Subsidiaries has any power of attorney outstanding, nor any liability as guarantor, surety, co-signer, endorser (other than for purposes of collection in the ordinary course of business) or co-maker in respect of the obligation of any person, corporation (other than wholly-owned Subsidiaries of Pac Rim), partnership, joint venture, association, organization or other entity.

     5.20  Related Party Transactions. No director, officer, partner, employee,
           --------------------------
"affiliate" or "associate" (as such terms are defined in rule 12b-2 under the Exchange Act) of Pac Rim or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to Pac Rim or any of its Subsidiaries; (ii) except as disclosed in Pac Rim's Proxy Statement for its 1996 annual meeting, owns, directly or indirectly, any interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of Pac Rim or any of its Subsidiaries, (y) engaged in a business related to the business of Pac Rim or any of its Subsidiaries or (z) participating in any transaction to which Pac Rim or any of its Subsidiaries is a party; or (iii) is otherwise a party to any contract, arrangement or understanding with Pac Rim or any of its Subsidiaries.

     5.21  Information in Proxy Statement. None of the information supplied by
           ------------------------------
Pac Rim or its Subsidiaries for inclusion or incorporation by reference in Parent's "Proxy Statement" (as herein after defined) for the special meeting of its stockholders to be called to consider the Stock Purchase Agreement referred to in Section 6.5 hereof will, at the date mailed to stockholders and at the time of the meeting of Parent's stockholders to be held in connection with the such Stock Purchase Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE 6
                                   ---------

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
            -------------------------------------------------------

     Except as set forth in the disclosure letter delivered by or on behalf of Parent and Merger Sub to Pac Rim at or prior to the execution hereof in form and substance satisfactory to Pac Rim (the "Parent Disclosure Letter") and except to the extent qualified by Section 11.16(b) hereof, Parent and Merger Sub represent and warrant to Pac Rim as of the date of this Agreement as follows:

     6.1  Existence; Good Standing; Corporate Authority; Compliance With Law.
          ------------------------------------------------------------------
Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

     6.2  Authorization, Validity and Effect of Agreements. Each of Parent and
          ------------------------------------------------
Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of the Stock Purchase Agreement described in
Section 6.5 hereof by the holders of a majority of the outstanding shares of Parent's common stock, the consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3  No Violation. Neither the execution and delivery by Parent and Merger
          ------------
Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation of Parent, the Certificate of Incorporation of Merger Sub or Bylaws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), under or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Parent or its "Subsidiaries" (as defined in Section 11.14 hereof) under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contact, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

     6.4  Interim Operations of Merger Sub.  Merger Sub was formed solely for
          --------------------------------
the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     6.5  Financing.  In obtaining the funds necessary to enable Parent and
          ---------
Merger Sub to consummate the Merger on the terms contemplated by this Agreement, Parent and Merger Sub have received a written loan commitment from Chase Manhattan Bank N.A., a copy of which commitment is attached hereto as Exhibit F, and Parent has simultaneously herewith entered into a "Stock Purchase Agreement" with Insurance Partners, L.P., a Delaware limited partnership ("IP") and Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda") (IP and IP Bermuda, collectively, "Insurance Partners"), and the additional equity investors party thereto, for the sale of shares of Parent's common stock, an executed copy of which is attached hereto as Exhibit G. At the Effective Time, Parent and the Merger Sub will have available all funds necessary (a) for the acquisition of all the Convertible Debentures and In The Money Warrants, (b) for the acquisition of all shares of Pac Rim Common Stock and In The Money Options pursuant to the Merger and (c) to perform their respective obligations under this Agreement.

     6.6  No Brokers. Parent has not entered into any contract, arrangement or
          ----------
understanding with any person or firm which may result in the obligation of Pac Rim or Parent to pay a finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Donaldson, Lufkin, Jenrette Securities Corporation ("DLJ"), whose fees and expenses will be paid by Parent, as its financial advisor and to render a fairness opinion with respect to the sale of Parent's common stock pursuant to the Stock Purchase Agreement, which arrangement has been disclosed in writing to Pac Rim prior to the date hereof. Other than the foregoing arrangement, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.7  Fairness Opinion.  Parent has a received the opinion of DLJ to the
          ----------------
effect that the financing arrangements described in Section 6.5 hereof are fair to Parent's stockholders from a financial point of view.

     6.8  Surviving Corporation After the Merger. Immediately after the
          --------------------------------------
Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on existing debts as they become absolute and mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred liabilities beyond its ability to pay as they become due.

     6.9  No Ownership of Company Capital Stock.  Neither Parent nor Merger
          -------------------------------------
Sub own, directly or indirectly, more that five percent (5%) of Pac Rim Common Stock.

     6.10  Information in Proxy Statement. None of the information supplied by
           ------------------------------
Parent or Merger Sub for inclusion or incorporation by reference in Pac Rim's "Proxy Statement" (as herein after defined) for the special meeting of its stockholders to be called to consider the Merger will, at the date mailed to stockholders and at the time of the meeting of Pac Rim's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE 7
                                   ---------

                                   COVENANTS
                                   ---------

     7.1  Acquisition Proposals.  Prior to the Effective Time, Pac Rim agrees
          ---------------------
(a) that neither Pac Rim nor any of its Subsidiaries nor its or their officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall (except to the extent necessary to comply with fiduciary duties to stockholders as provided in this Section 7.1) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation, tender offer, exchange offer, business combination or similar transaction involving, or any purchase of more than forty percent (40%) of the assets or any equity securities of, Pac Rim or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will inform any individuals or entities with whom an Acquisition Proposal is currently being discussed or hereinafter making an Acquisition Proposal of the obligations undertaken in this Section 7.1; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Pac Rim or its Subsidiaries; provided, however, that nothing contained in this Section 7.1 shall, prior to approval of the transaction described herein by the holders of Pac Rim Common Stock, prohibit the Board of Directors of Pac Rim from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that, (A) such Acquisition Proposal is on terms that the Board of Directors of Pac Rim determines, with the assistance of its financial advisors, represents a financially superior transaction to the holders of Pac Rim Common Stock compared with the Merger, (B) such Acquisition Proposal is not conditioned upon the acquiror obtaining financing, (C) the Board of Directors of Pac Rim determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (D) two (2) business days prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Pac Rim provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and furnishes Parent with the terms of and a copy of such Acquisition Proposal and (E) thereafter, Pac Rim keeps Parent informed of the status (and the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 7.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Article 9 hereof) or (z) affect any other obligation of any party under this Agreement.

     7.2  Conduct of Businesses.  From the date hereof to the Effective Time,
          ---------------------
except as set forth in the Pac Rim Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, Pac Rim and its Subsidiaries:

           (a) shall conduct their operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

           (b) shall use their best commercial efforts to preserve intact their business organization and goodwill, keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

           (c) shall confer on a regular basis with one or more representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

           (d) shall not amend their Certificates of Incorporation or Articles of Incorporation, as the case may be, or Bylaws;

           (e) shall promptly notify Parent of (i) any material emergency or other material change in the condition (financial or otherwise), of Pac Rim's or any of its Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (ii) any material litigation or material governmental complaints, investigations or hearings, or (iii) the breach in any respect of any representation or warranty or covenant contained herein;

           (f) shall timely file all reports required by applicable securities laws, rules or regulations to be filed with the SEC and promptly deliver to Parent true and correct copies of any report, statement or schedule filed by Pac Rim with the SEC subsequent to the date of this Agreement;

           (g) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock from Pac Rim,
      (iii) increase any compensation or enter into or amend any employment severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees not earning more than $85,000 in annual base compensation consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs; provided, however, any such increases in annual base compensation shall not exceed five percent (5%) of such employees' current annual base compensation without the prior consent of Parent, which consent shall not be unreasonably withheld, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any respect, except for changes which may be required by applicable law;

           (h) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock for purposes other than satisfying its obligation to pay interest when due under the Debenture/Warrant Agreement; provided, however, on the Closing Date, Pac Rim shall pay all interest accrued but unpaid as of such date under the Debenture/Warrant Agreement;
      (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based Pac Rim Benefit Plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock;

           (i) shall not acquire, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business, consistent with past practice;

           (j) shall not (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) except for obligations of wholly-owned Subsidiaries of Pac Rim; assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to Pac Rim and its Subsidiaries, taken as a whole;
      (iii) other than wholly-owned Subsidiaries of Pac Rim, make any loans, advances or capital contributions to or investments in, any other person;
      (iv) pledge or otherwise encumber shares of capital stock of Pac Rim or its Subsidiaries; (v) except for purchase money liens, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to create any mortgage, lien, pledge, charge, security interest or encumbrance of any kind of respect to such asset; or (vi) forgive any loans to officers, directors, employees or their affiliates and associates;

           (k) Except as provided in Section 7.1 hereof, enter into any commitment, contract or transaction outside the ordinary course of business consistent with past practices which would be material to Pac Rim and its Subsidiaries taken as a whole;

           (l) except as may be required as a result of a change in law or in generally accepted accounting principles shall not change any of the accounting principles or practices used by Pac Rim;

           (m) shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Pac Rim and its Subsidiaries taken as a whole; (iii) without the prior consent of Parent, which consent shall not be unreasonably withheld, authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $750,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by Pac Rim's Board of Directors for capital expenditures; or
      (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

           (n) shall not make any tax election or settle or compromise any income tax liability material to Pac Rim and its Subsidiaries taken as a whole;

           (o) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of business of liabilities reflected or reserved against in, and contemplated by, the consolidated financial statements (or the notes thereto) of Pac Rim and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

           (p) shall not settle or compromise any pending or threatened suit, action or claim relating to the transaction contemplated hereby; or

           (q) shall not take, or agree in writing or otherwise to take, any of the actions described in Sections 7.2(a) through 7.2(p) or any action that would make any of the representations and warranties of Pac Rim contained in this Agreement untrue and incorrect as of the date when made.

     7.3  Meeting of Stockholders.  Pac Rim and Parent (to the extent and if
          -----------------------
required on the part of Parent) shall each take all action necessary in accordance with applicable law and their Certificate of Incorporation or Articles of Incorporation, as the case may be, and Bylaws to convene a meeting of their stockholders as promptly as practicable to consider and vote upon the approval, in the case of Pac Rim, of this Agreement and the transactions contemplated hereby, and, in the case of Parent, the Stock Purchase Agreement in connection with the transaction contemplated hereby. The Boards of Directors of Pac Rim and Parent shall each recommend such approval and take all lawful action to solicit such approval, including, without limitation, timely mailing of the Proxy Statements (as defined in Section 7.7); provided, however, that Pac Rim's Board of Directors' recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of Pac Rim in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and as permitted in Section 7.1 hereof. In connection with the vote of Pac Rim Common Stock, holders of the Convertible Debentures shall execute that certain Voting Agreement as of the date hereof, a copy of which is attached hereto as Exhibit H (the "Voting Agreement"). Pursuant to the terms thereof, the parties to the Voting Agreement shall agree to vote in favor of this Agreement and the Merger at a meeting of Pac Rim's stockholders; provided, however, if Pac Rim's Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and in accordance with Section 7.1 hereof, recommends an Acquisition Proposal, the obligation to vote in favor of this Agreement and the Merger pursuant to the Voting Agreement shall terminate.

     7.4  Filings; Other Action.  Subject to the terms and conditions herein
          ---------------------
provided, Pac Rim and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which Regulatory Filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, third parties or governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of Parent and Pac Rim will use its best efforts to resolve such objections, if any, as may be asserted with respect to the Merger under the HSR Act or other antitrust laws. In the event a suit is instituted challenging the Merger as violative of the HSR Act or other antitrust laws, each of Parent and Pac Rim will use its best efforts to resist or resolve such suit. Each of Parent and Pac Rim and will use its best efforts to take such action as may be required (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under the HSR Act or other antitrust Laws or (b) by any federal or state court of the United States, in any suit challenging the Merger as violative of the HSR Act or other antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger. In complying with the foregoing, each of Parent and Pac Rim shall use all reasonable and appropriate measures available to them, including, if appropriate, "hold-separate" agreements or divestitures of Subsidiaries, assets or operations if necessary to consummate the transactions contemplated hereby, so long as such actions do not, in the aggregate, have a Pac Rim Material Adverse Effect (after giving effect to the Merger). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and Pac Rim shall take all such necessary action. Within twenty (20) days following the date of this Agreement, Parent and Merger Sub shall make all necessary filings with state insurance regulatory authorities, including the filing with the California Department of a Form A Information Statement pursuant to California Insurance Code Section 1215 et seq. Parent and Merger Sub shall use their respective best efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filings. Pac Rim shall cooperate with Parent in connection with the preparation and filing of the Form A.

     7.5  Inspection of Records; Access. From the date hereof to the Effective
          -----------------------------
Time, Pac Rim shall allow all designated officers, attorneys, accountants and other representatives of Parent ("Parent's Representatives") access, during normal business hours during the period prior to the Effective Time, to all employees, offices and other facilities and to the records and files, including claim files and litigation files, correspondence, audits and properties, to the accountants and auditors of Pac Rim and their work-papers, and to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Pac Rim and its Subsidiaries; provided, however, Parent's Representatives shall use their reasonable best efforts to avoid interfering with, hindering or otherwise disrupting the employees of Pac Rim in the execution of their employment duties during any visit to, or inspection of, Pac Rim's facilities or offices; provided, further, that with respect to the work-papers of Pac Rim's accountants and auditors, Parent's Representatives shall execute all necessary documents reasonably required and satisfy all conditions reasonably imposed by such accountants and auditors in order to obtain such documentation.

     7.6  Publicity.  Pac Rim and Parent shall, subject to their respective
          ---------
legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     7.7  Proxy Statement.  Pac Rim and Parent (to the extent and if required
          ---------------
on the part of Parent) shall each promptly prepare and then file with the SEC their respective proxy statements with respect to the meetings of their respective stockholders as provided in Section 7.3 hereof (collectively, the "Proxy Statements"). Pac Rim and Parent shall each cause their respective Proxy Statements to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Pac Rim and Parent each agree that their respective Proxy Statements and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of the stockholders of Pac Rim or Parent, as the case may be, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     7.8  Further Action. Each party hereto shall, subject to the fulfillment at
          --------------
or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     7.9  Expenses. Whether or not the Merger is consummated, except as provided
          --------
in Article 10 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     7.10  Indemnification and Insurance.
           -----------------------------

      (a) For a period of three (3) years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted under the Certificate of Incorporation or Bylaws (as amended or restated, as the case may be) of Pac Rim and any indemnification agreement among Pac Rim, its Subsidiaries and their respective officers and directors (whether current or former) (collectively, the "Indemnification Documents") each person who is now, or has been at any time prior to the date hereof, an officer or director of Pac Rim (or any Subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses to which they are indemnified under the Indemnification Documents, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act of 1933, the Exchange Act and state corporation laws in connection with the Merger. In the event of any indemnifiable claim, action, suit, proceeding or investigation, the Indemnified Party shall promptly notify the Surviving Corporation thereof (the failure to give notice, however, shall not relieve the Surviving Corporation of its duty to indemnify the Indemnified Party unless the failure to give notice causes the Surviving Corporation to be unable to assume the defense of such claim, action, suit, proceeding or investigation reasonably promptly or otherwise prejudices the Surviving Corporation). Upon receipt of notice (i) the Surviving Corporation shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume the defense thereof or counsel for the Indemnified Party advises in writing that there are issues which raise conflicts of interest between Parent or Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that in no event shall the Surviving Corporation be required to pay fees and expenses, including disbursements or other charges, for more than one firm of attorneys in any one legal action or group of related legal actions unless (A) counsel for the Indemnified Party advises that there is a conflict of interest that requires more than one firm of attorneys, or (B) local counsel of record is needed in any jurisdiction in which any such action is pending, (ii) the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or beyond the scope of this Agreement.

      (b) For a period of three (3) years from and after the Effective Time, Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

      (c) For a period of three (3) years after the Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by Pac Rim and its Subsidiaries' existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, through February 16, 1997, the policy limits of such coverage shall not be less than $20 million and from February

17, 1997 until three (3) years after the Effective Time, the policy limits of such coverage shall not be less than the higher of $15 million or such policy limits then provided by Parent for its officers and directors.

      (d) Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.10.

      (e) The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     7.11  Certain Benefits.
           ----------------

      (a) From and after the Effective Time, subject to applicable law, and except as contemplated hereby with respect to the Pac Rim Stock Option Plans, Parent and its Subsidiaries will honor in accordance with their terms, all Pac Rim Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis following the Effective Time in any Pac Rim Benefit Plan in accordance with applicable law. With respect to the employee benefit or compensation plan or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (the "Parent Benefit Plans"), Parent and the Surviving Corporation shall grant all Pac Rim employees from and after the Effective Time credit for all service with Pac Rim and its affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by Pac Rim. To the extent Parent Benefit Plans provide medical or dental welfare benefits after the Effective Time to Pac Rim and its Subsidiaries' employees, Parent or the Surviving Corporation, as the case may be, shall use reasonable and best efforts to ensure that such plan shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under Parent Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

      (b) Parent agrees to employ at the Effective Time all employees of Pac Rim and its Subsidiaries who are employed on the Closing Date at- will, with all material terms of their employment at Pac Rim, under Parent's then-current employment practices and policies. Such employment shall be at-will and Parent shall be under no obligation to continue to employ any such individuals.

      (c) For purposes of this Section 7.11, the term "employees" shall mean all current employees of Pac Rim and its Subsidiaries (including those on lay-off, disability or leave of absence, paid or unpaid).

      (d) Notwithstanding the provisions of Section 7.11(a), at the Effective Time, Surviving Corporation shall perform its obligations as the surviving corporation of the Merger under:

           (i) the "Pac Rim Holding Corporation and The Pacific Rim Assurance Company Compensation Plan For Senior Management" (the "SMT Plan") (a copy of which is attached hereto as Exhibit I);

           (ii) "The Pacific Rim Assurance Company 1996 Annual Incentive Plan" (a copy of which is attached hereto as Exhibit J) (the "1996 Incentive Plan"); provided, however, purchase accounting related adjustments made by the Surviving

      Corporation following the Effective Time and any adjustments in the Assurance Company's reserves, to the extent that such adjustment shall not result in a Pac Rim Material Adverse Effect, shall not be included in incurred losses of the Assurance Company in calculating the combined ratio exhibit of the matrix ("Matrix") referred to in the 1996 Incentive Plan; provided, further, such reserve adjustment shall be taken into consideration in calculating the combined ratio exhibit of the Matrix if, upon year-end review, it is determined that such adjustment was required under generally accepted accounting principles; and

           (iii) that certain Employment Agreement dated as of April 15, 1994 (the "Employment Agreement") by and among Pac Rim, Assurance Company and Stanley Braun ("Braun"), the Amendment to Employment Agreement dated as of March 27, 1995 (the "First Amendment") and the Second Amendment to Employment Agreement dated as of March 30, 1996 (the "Second Amendment") with respect thereto (copies of which are attached hereto as Exhibit K). The Employment Agreement, the First Amendment and the Second Amendment shall hereinafter be referred to, collectively, as the "Employment Documents." Parent and its Subsidiaries unconditionally guaranty the obligations of Pac Rim, Assurance Company, Surviving Corporation and any successors to any of them (each, an "Employer") under the Employment Documents. If any Employer breaches any of its obligations or otherwise fails to perform under the Employment Documents, Parent and its Subsidiaries unconditionally promises to perform such obligations.

      On and following the Closing Date and for a period of one (1) year thereafter, neither Parent nor the Surviving Corporation shall, without the prior written consent of each of the respective parties or participants thereto, amend or modify the terms of the SMT Plan, 1996 Annual Incentive Plan, or Severance Program (as defined in Section 7.11(e) hereof).

      (e) At the Closing, Pac Rim shall provide Parent with a list of all persons employed by Pac Rim and its Subsidiaries on the Closing Date (each, a "Pac Rim Employee" and, collectively, the "Pac Rim Employees"). In accordance with Pac Rim and its Subsidiaries' Severance Program, a copy of which is attached hereto as Schedule 7.11(e) (the "Severance Program"), Parent or Surviving Corporation, as appropriate, shall pay funds due thereunder in order to satisfy the severance obligations with respect to any Pac Rim Employees that are terminated within nine (9) months following the Closing Date.

     7.12  Restructuring of Merger. Upon the mutual agreement of Parent and Pac
           -----------------------
Rim, the Merger shall be restructured in the form of a forward triangular merger of Pac Rim into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of Pac Rim into Parent, with Parent being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

     7.13  Additional Agreements; Best Efforts. Subject to the terms and
           -----------------------------------
conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information and making of all necessary filings under the HSR Act and state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Pac Rim or Merger Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.


                                   ARTICLE 8
                                   ---------

                                   CONDITIONS
                                   ----------

     8.1  Conditions of Each Party's Obligation to Effect the Merger.  The
          ----------------------------------------------------------
respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of Pac Rim entitled to vote thereon and the issuance of Parent's common stock under the Stock Purchase Agreement shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of Parent entitled to vote thereon.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) The required state insurance regulatory approvals, including the California Department's approval of the consummation of the transaction contemplated hereunder pursuant to California Insurance Code Section 1215 et seq., shall have been obtained.

          (d) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Pac Rim Material Adverse Effect following the Effective Time.

     8.2  Conditions to Obligations of Pac Rim to Effect the Merger.
          ---------------------------------------------------------

The obligation of Pac Rim to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following condition:

          (a) Parent shall have performed its agreements contained in this Agreements required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Pac Rim shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect.

          (b) Pac Rim shall have received the opinion of Salomon, dated as of the date of delivery of Pac Rim's Proxy Statement, to the effect that, as of such date, the consideration to be received in the Merger by the stockholders of Pac Rim is fair to such stockholders from a financial point of view.

          (c) Pac Rim shall have received, on and as of the Closing Date, an opinion of Riordan & McKinzie, counsel to Parent and Merger Sub, in usual and customary form reasonably acceptable to Pac Rim.

     8.3  Conditions to Obligation of Parent and Merger Sub to Effect the
          ---------------------------------------------------------------
Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be
------
subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Rim shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Pac Rim contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date and Parent shall have received a certificate of the President or a Vice President of Pac Rim, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any changes in the financial condition, business, operations or prospects of Pac Rim and its Subsidiaries, taken as a whole, which changes taken together, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

          (c) The parties to that certain Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants Purchase Agreement shall have sold and transferred to Parent all of such parties' right, title and interest in and to the Convertible Debentures and Warrants and the parties to that certain Series 3 Detachable Warrants Surrender Agreement shall have surrendered and transferred to Pac Rim all of their right, title and interest in and to the Series 3 Warrants, and Parent, thereby, upon the Effective Time, will own or control all of the Convertible Debentures and Warrants.

          (d) Parent and Merger Sub shall have received, on and as of the Closing Date, an opinion of Barger & Wolen, counsel to Pac Rim, in usual and customary form reasonably acceptable to Parent and Merger Sub.


                                   ARTICLE 9
                                   ---------

                                  TERMINATION
                                  -----------

     9.1  Termination by Mutual Consent. This Agreement may be terminated and
          -----------------------------
the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Pac Rim, by the mutual consent of Parent and Pac Rim.

     9.2  Termination by Either Parent or Pac Rim.  This Agreement may be
          ---------------------------------------
terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or Pac Rim if (a) the Merger shall not have been consummated by March 1, 1997 (the "Termination Date") or (b) the required approval of Pac Rim and Parent's respective stockholders required by Section 7.3 shall not have been obtained at meetings duly convened therefor or at any adjournments thereof, or
(c) a United States or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its representations or obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause. If the Merger shall not have been consummated on or before February 1, 1997 and as of such date Pac Rim has satisfied its conditions to effect the Merger set forth in
Article 8 hereof and is prepared to consummate the Merger, Parent shall pay interest of $5,000.00 per day, without offset or deduction for amounts Parent claims owed to it by Pac Rim or any of its Subsidiaries, for the benefit of the holders of shares of Pac Rim Common Stock (the "Extension Consideration") for each day commencing on February 2, 1997 and ending with the earlier to occur of the Closing Date or the termination of this Agreement. Parent shall pay the Extension Consideration to the Exchange Agent on the Closing Date in order to effect pro rata distribution of such amount to the holders of shares of Pac Rim Common Stock, or if the Closing does not occur and this Agreement is terminated, Parent shall promptly, but in no event later than two (2) days after such termination, pay the same by wire transfer to Pac Rim of same day funds.

     9.3  Termination by Pac Rim.  This Agreement may be terminated and the
          ----------------------
Merger may be abandoned at any time prior to the Effective Time, before the adoption and approval by the stockholders of Pac Rim referred to in Section 7.3, by action of the Board of Directors of Pac Rim, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law the Board of Directors of Pac Rim determines that such termination is required by reason of an Acquisition Proposal complying with Section 7.1 hereof being made, or (ii) there have been breaches by Parent or Merger Sub of representations or warranties contained in this Agreement which, in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect, or (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Pac Rim to Parent.

     9.4  Termination by Parent.  This Agreement may be terminated and the
          ---------------------
Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent, if (a) there have been breaches by Pac Rim of representations or warranties contained in this Agreement which, in the aggregate, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Pac Rim, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Parent to Pac Rim or (c) the holders of more than 1,000,000 shares of Pac Rim Common Stock have demanded appraisal rights in accordance with Section 4.7 hereof.

     9.5  Effect of Termination and Abandonment. In the event of termination of
          -------------------------------------
this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Sections 7.9, Article 10 and Sections 11.3, 11.4, 11.6, 11.10, 11.13 and 11.17 and the Confidentiality Agreement referred to in Section 11.4.

     9.6  Extension; Waiver. At any time prior to the Effective Time, the
          -----------------
parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.


                                   ARTICLE 10
                                   ----------

                       LIQUIDATED DAMAGES AND BREAKUP FEE
                       ----------------------------------

     10.1  Payment of Liquidated Damages by Parent.  The parties hereto agree
           ---------------------------------------
that if this Agreement shall not be consummated in accordance with its terms and conditions as a result of: (a) the occurrence of the events described in Section 9.3(ii) and (iii); (b) Parent or Merger Sub's failure to comply with the covenants described in Sections 7.3, 7.4, 7.7, 7.8 or
7.13 or the conditions described in Section 8.2(a) or (c); or (c) Parent refusing to consummate the transaction contemplated hereunder after satisfying each of the covenants, conditions and events referred to in subsections (a) and
(b) of this Section 10.1, then the resulting damages would be impracticable or extremely difficult to determine. Because of the difficulty in determining the damages resulting from the acts described in subsections (a), (b) and (c) of this Section 10.1, the parties hereto agree that in such event, Parent must pay the sum of $5,000,000.00 to Pac Rim immediately upon demand therefor as liquidated damages.

     10.2  Payment of Liquidated Damages by Pac Rim.  The parties hereto agree
           ----------------------------------------
that if this Agreement shall not be consummated in accordance with its terms and conditions as a result of: (a) the occurrence of the events described in Section 9.4(a) or (b); (b) Pac Rim's failure to comply with the covenants described in Sections 7.2, 7.3, 7.4, 7.5, 7.7, 7.8 or 7.13, or the conditions described in
Section 8.3(a) or (d); or (c) Pac Rim refusing to consummate the transaction contemplated hereunder after satisfying each of the covenants, conditions or events referred to in subsections (a) and (b) of this Section 10.2, then the resulting damages would be impracticable or extremely difficult to determine. Because of the difficulty in determining the damages resulting from the acts described in subsections (a), (b) and (c) of this Section 10.2, the parties hereto agree that in the event of such breach, Pac Rim must pay the sum of $2,500,000.00 to Parent immediately upon demand therefor as liquidated damages.

     10.3  Payment of Breakup Fee By Pac Rim.  In the event that (a) Pac Rim's
           ---------------------------------
Board of Directors terminates this Agreement pursuant to Section 9.3(i) hereof by reason of an Acquisition Proposal or (b) following public announcement of an Acquisition Proposal, Pac Rim's Board of Directors terminates this Agreement pursuant to Section 9.2(b) due to the failure to obtain the required vote in favor of this Agreement from the holders of Pac Rim Common Stock and Convertible Debentures at a meeting duly called therefor, and, in either event, the definitive transaction document with respect to such Acquisition Proposal is executed by Pac Rim within six (6) months following any such termination, Pac Rim shall pay Parent a breakup fee of $5 million (the "Breakup Fee"). The Breakup Fee is not separately payable in the event that liquidated damages are due and paid under Section 10.2 hereof.


                                   ARTICLE 11
                                   ----------

                               GENERAL PROVISIONS
                               ------------------

     11.1  Nonsurvival of Representations, Warranties and Agreements.  All
           ---------------------------------------------------------
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 4 and in Sections 7.10, 7.11 and 7.13 and this Article 11 and the agreements delivered pursuant to this Agreement shall survive the Merger.

     11.2  Notices. Any notice required to be given hereunder shall be
           -------
sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

              (a)  if to Parent or Merger Sub, to

                        Superior National Insurance
                          Group, Inc.
                        26601 Agoura Road
                        Calabasas, California  91302
                        Attention:  William L. Gentz
                        Telecopy No.: 818-880-8615

                   with a copy to

                        Dana M. Warren, Esq.
                        Riordan & McKinzie
                        5743 Corsa Avenue
                        Suite 116
                        Westlake Village, California  91362
                        Telecopy No.: 818-706-2956

              (b)  if to Pac Rim, to

                        Pac Rim Holding Corporation
                        6200 Canoga Avenue
                        Woodland Hills, California  91367
                        Attention: Stanley Braun
                        Telecopy No.: 818-595-0099

                   with a copy to

                        Dennis W. Harwood, Esq.
                        Barger & Wolen LLP
                        19800 MacArthur Boulevard
                        8th Floor
                        Irvine, California  92612
                        Telecopy No. 714-752-6313

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     11.3  Assignment; Binding Effect; Benefit.  Neither this Agreement nor
           -----------------------------------
any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions in Article 4 and Sections 7.10, 7.11, and 7.13 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Third Party Provision shall be enforceable until after the Effective Time.

     11.4  Entire Agreement. This Agreement, the Exhibits, the Pac Rim
           ----------------
Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement between Pac Rim and Parent and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreements shall be binding upon any party hereto unless made in writing and signed by all parties hereto. During the term of this Agreement, neither party hereto shall terminate the foregoing Confidentiality Agreement.

     11.5  Amendment.  This Agreement may be amended by the parties hereto, by
           ---------
action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Pac Rim, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

     11.6  Governing Law.  This Agreement shall be governed by and construed
           -------------
in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     11.7  Venue. Any action concerning or dispute arising out of or concerning
           -----
this Agreement, regarding the interpretation of this Agreement, or regarding the relationships among the parties created pursuant to this Agreement shall be filed only in the United States District Court for the Central District of California or in the Superior Court of the State of California for the County of Los Angeles.

     11.8  Counterparts. This Agreements may be executed by the parties hereto
           ------------
in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

     11.9  Headings.  Headings of the Articles and Sections of this Agreement
           --------
are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.10 Interpretation.  In this Agreement, unless the context otherwise
           --------------
requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     11.11 Waivers.  Except as provided in this Agreement, no action taken
           -------
pursuant to this Agreement, including, without limitations, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     11.12 Incorporation of Exhibits.  The Pac Rim Disclosure
           -------------------------

Letter, the Parent Disclosure Letter and all Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     11.13  Severability.  Any term or provision of this Agreement which is
            ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.14  Enforcement of Agreement. The parties hereto agree that irreparable
            ------------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any California Court, this being in addition to any other remedy to which they may be entitled at law or in equity.

     11.15  Subsidiaries.  As used in this Agreement, the word "Subsidiary"
            ------------
when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

     11.16  Material Adverse Effect.  (a)  As used in this Agreement, the term
            -----------------------
"Pac Rim Material Adverse Effect" means an adverse effect on the business, results of operations, prospects or financial condition of Pac Rim and its Subsidiaries, taken as a whole, having an economic value of $1,000,000 or more; provided, however, based upon the reserves booked by the Assurance Company, no adverse development in Assurance Company's reserves, to the extent that such adverse development does not exceed the sum of (i) the $4,500,000 and (ii) $1,000,000, shall be included in determining whether a Pac Rim Material Adverse Effect exists; provided, further, any change in the book value of Pac Rim or any of its Subsidiaries based on an adjustment of the market value of securities valued at book value on such companies' books and records shall not be included in determining if a Pac Rim Material Adverse Effect exists; provided, further, any amounts that may be payable under the SMT Plan, the 1996 Incentive Plan, the Employment Documents or the Severance Program that are not reflected in Pac Rim's financial statements shall not be included in determining if a Pac Rim Material Adverse Effect exists. As used in this Agreement, the term "Parent Material Adverse Effect" means an adverse effect on the business, results of operations, prospects or financial condition of Parent and its Subsidiaries, taken as a whole, having an economic value of $1,000,000 or more; provided, however, any change in the book value of Parent or any of its Subsidiaries based on an adjustment of the market value of securities valued at book value on such companies' books and records shall not be included in determining if a Parent Material Adverse Effect exists.

          (b) The existence of facts or circumstances which constitute a breach of the representations and warranties set forth in Article 5 hereof shall not be considered to be a breach of any representation and warranty if all such facts and circumstances do not have, individually or in the aggregate, a Pac Rim Material Adverse Effect. The existence of facts or circumstances which constitute a breach of the representations and warranties set forth in Article 6 hereof shall not be considered to be a breach of any representation and warranty if all such facts and circumstances do not have, individually or in the aggregate, a Parent Material Adverse Effect.

     11.17  Attorney's Fees.  In any legal action to enforce this Agreement or
            ---------------
any provision hereof, the prevailing party in such action shall, in addition to any other remedy to which it may be entitled hereunder, receive from the party from which enforcement was sought reasonable attorney's fees and its court costs in connection with such action.

     11.18  Performance by Merger Sub.  Parent hereby agrees to cause Merger
            -------------------------
Sub to comply with its obligations hereunder and to cause Merger Sub to consummate the Merger as contemplated herein.

          IT WITNESS WHEREOF, the parties have caused this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

PARENT:                      SUPERIOR NATIONAL INSURANCE GROUP, INC.



                             By: /s/ J. Chris Seaman
                                --------------------------------------
                                Name:  J. Chris Seaman
                                Title: Executive Vice President & CFO



MERGER SUB:                  SNTL ACQUISITION CORP.



                             By: /s/ J. Chris Seaman
                                --------------------------------------
                                Name:  J. Chris Seaman
                                Title: Executive Vice President & CFO



PAC RIM:                     PAC RIM HOLDING CORPORATION



                             By:  /s/ Timothy R. Busch
                                --------------------------------------
                                Name:  Timothy R. Busch
                                Title: Chairman


                             By:  /s/ Stanley Braun
                                --------------------------------------
                                Name:  Stanley Braun
                                Title: President and Chief Executive Officer

                                SCHEDULE 7.11(e)

                               SEVERANCE PROGRAM

                                   EXHIBIT A

             CERTIFICATE OF INCORPORATION OF SNTL ACQUISITION CORP.

                                   EXHIBIT B

                        BYLAWS OF SNTL ACQUISITION CORP.

                                   EXHIBIT C

                SERIES A CONVERTIBLE DEBENTURES AND SERIES 1, 2
                  AND 3 DETACHABLE WARRANT PURCHASE AGREEMENT

                                   EXHIBIT D

                                     OPTION

                                   EXHIBIT E

                     SERIES 3 WARRANT SURRENDER AGREEMENT

                                   EXHIBIT F

                  CHASE MANHATTAN BANK COMMITMENT LOAN LETTER

                                   EXHIBIT G

              EXECUTED INSURANCE PARTNERS STOCK PURCHASE AGREEMENT

                                   EXHIBIT H

                                VOTING AGREEMENT

                                   EXHIBIT I

                  COMPENSATION PLAN FOR SENIOR MANAGEMENT TEAM

                                   EXHIBIT J

                           1996 ANNUAL INCENTIVE PLAN
                                 PLAN DOCUMENT

                                   EXHIBIT K

           STANLEY BRAUN EMPLOYMENT AGREEMENT AND AMENDMENTS THERETO